As filed with the Securities and Exchange Commission on June 28, 2007
Registration No. 333-132613
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 4
to
Form S-1
on Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, NY 10591 (914) 606-3500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	John V. Talley
Chief Executive Officer
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Alexander D. Lynch, Esq.
Erika L. Weinberg, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amounts to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Per share	Price	Registration Fee
Common Stock, par value $0.0001 per share(2)	4,102,933	$3.04(3)	$12,472,916	$1,771.25(4)
Common Stock underlying selling stockholder warrants(5)	1,020,208	$4.00(6)	$4,080,832
Common Stock underlying selling stockholder warrants(7)	856,164	$1.46(6)	$1,249,999	$133.75(4)
Common Stock, par value $0.0001 per share(8)	4,599,367	$1.39(9)	$6,393,120	$684.06(4)
Common Stock underlying selling stockholder warrants(10)	3,441,786	$1.47(6)	$5,059,425	$541.36(4)
Common Stock underlying Rockmore warrants	1,730	$37.75	65,308	$6.99(4)
Common Stock, par value $0.0001 per share(11)	6,883,565	$1.46(12)	$10,050,000	$1,075.35(4)

(1)	Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Represents shares of our common stock issued by us pursuant to a private placement on February 9, 2006 and shares of our common stock issued to certain selling stockholders that have contractual registrations rights.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of our common stock as reported on the Nasdaq National Market on March 14, 2006.

(4)	Fee already paid.

(5)	Represents 1,020,208 shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a private placement on February 9, 2006.

(6)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of the securities of the same class included in this registration statement.

(7)	Represents 856,164 shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a private placement on August 30, 2006.

(8)	Represents shares of our common stock issued to certain selling stockholders that have contractual registration rights.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the last reported sale price of the Company’s common stock on the Nasdaq Global Market at January 23, 2007.

(10)	Represents 3,441,786 shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a private placement on December 21, 2006.

(11)	Represents shares of our common stock issued by us pursuant to a private placement on December 21, 2006 and shares of our common stock issued to certain selling stockholders that have contractual registration rights.

(12)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the last reported sale price of the Company’s common stock on the Nasdaq Capital Market at February 23, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 30, 2007, EpiCept Corporation’s (“EpiCept”) registration statement on Form S-3 (Registration No. 333-132613), was converted to a registration statement on Form S-1 by Post Effective Amendment No. 1 to Form S-3 on Form S-1. This Post Effective Amendment No. 4 to Form S-3 on Form S-3 is being filed to convert that registration statement back into a registration statement on Form S-3. In addition, EpiCept previously filed Registration Statement No. 333-139027, and Registration Statement No. 333-140464 to register outstanding shares of its common stock, as well as shares of common stock underlying warrants held by certain selling stockholders. In accordance with Rule 429 of the General Rules and Regulations under the Securities Act of 1933 (“Rule 429”), the prospectus included in this Registration Statement is a combined prospectus which will cover 20,905,753 shares of common stock registered under EpiCept earlier Registration Statement No. 333-139027, Registration Statement No. 333-132613 and Registration Statement No. 333-140464. Pursuant to Rule 429, this Registration Statement No. 333-132613 also serves as a post-effective amendment to Registration Statement No. 333-139027 and Registration Statement No. 333-140464. This post-effective amendment is being filed in order to update the disclosures contained in the Registration Statements as well as to take advantage of Form S-3 for which EpiCept is now eligible.

PROSPECTUS

20,905,753 Shares
of
Common Stock, par value $0.0001 per share

This prospectus relates solely to the resale of up to an aggregate of 20,905,753 shares of common stock of EpiCept Corporation (“EpiCept” or the “Company”) by the selling stockholders identified in this prospectus. These shares include the shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus.

The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 28 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. If the warrants are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is:

For the warrants issued in the private placement by us on February 7, 2006	$4.00 per share
For the warrants issued in the private placement by us on August 30, 2006	$1.46 per share
For the warrants issued in private placement by us on December 21, 2006	$1.47 per share

If the warrants held by Rockmore Investment Master Fund Ltd. are exercised by the payment of cash, we would receive the exercise price of those warrants, which is $37.75 per share.

However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Our common stock is dual-listed on the Nasdaq Stock Market and the OM Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on June 27, 2007 was $2.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 4 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying common stock in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to EpiCept and its subsidiaries.

Our Company

We are a specialty pharmaceutical company focused on the development of pharmaceutical products for the treatment of cancer and pain. Our lead oncology product candidate is Ceplene, which had been submitted for European negotiations as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML specifically for patients who are in their first complete remission (CR-1). Two other oncology compounds are in development, one of which has commenced a Phase II clinical trial and the second of which entered clinical development in late 2006. Our late stage pain product candidates are: EpiCept NP-1, a prescription topical analgesic cream designed to provide effective long-term relief of peripheral neuropathies; LidoPAIN SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound; and LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. Our portfolio of pain management and oncology product candidates allows us to be less reliant on the success of any single product candidate.

None of our product candidates has been approved by the U.S. Food and Drug Administration (“FDA”) or any comparable agency in another country and we have yet to generate product revenues from any of our product candidates in development.

Our Private Placements and Term Loan Financing

On February 7, 2006, we entered into a securities purchase agreement (the “February Purchase Agreement”) with certain institutional accredited investors. Pursuant to the February Purchase Agreement, such investors purchased in the aggregate, severally and not jointly, approximately 4.1 million shares of our common stock (the “February shares”), at a price of $2.85 per share, and warrants to purchase approximately 1.0 million shares of our common stock with an exercise price of $4.00 per share (the “February Warrants”). The February Warrants are exercisable for common stock until February 7, 2011. The private placement closed on February 9, 2006. We received gross proceeds from the private placement of approximately $11.6 million. We used the proceeds of the private placement to meet our working capital needs.

In connection with the February Purchase Agreement, we also entered into registration rights agreement pursuant to which we were required to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the February Shares and the shares of our common stock issuable upon exercise of the February Warrants.

On December 21, 2006, we entered into a securities purchase agreement (the “December Purchase Agreement”) with certain institutional investors for the private placement of approximately 6.9 million shares of our common stock (“the December Shares”), at a price of $1.46 per share and warrants (the “December Warrants”) to purchase approximately 3.4 million shares of our common stock, at a price of $1.47 per share. Gross proceeds to us from the sale of these securities was approximately $10.0 million. The proceeds of the private placement are being used to meet our working capital needs.

The December Warrants are exercisable for our common stock at $1.47 per share, until December 21, 2011. The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets or other similar transactions but not as a result of future transactions at lower prices.

On August 30, 2006, we entered into a senior secured term loan in the amount of $10.0 million with Hercules Technology Growth Capital, Inc. (“Hercules)”. The interest rate on the loan is 11.7% per year. In addition, we issued five year common stock purchase warrants to Hercules granting them the right to purchase 0.5 million shares of our common stock at an exercise price of $2.65 per share. As a result of certain anti-dilution adjustments resulting from a financing consummated by us on December 21, 2006 and an amendment entered into on January 26, 2007, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of our common stock at an exercise price of $1.46 per share. The warrants are exercisable for our common stock until August 29, 2011, beginning six (6) months from the date they are issued. In connection with the senior secured term loan, we also entered into a registration rights agreement with Hercules pursuant to which we were required to register for resale the shares of our common stock issuable upon exercise of the warrants.

Our Corporate Information

Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, our telephone number at that location is (914) 606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

THE OFFERING

Common stock being offered for resale to the public by the selling stockholders(1)	20,905,753 shares

Common stock to be outstanding after this offering(2)	37,727,006 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $21.6 million in gross proceeds from the selling stockholders under the February 2006 and December 2006 Purchase Agreements. We will also receive additional proceeds upon the exercise of the warrants to the extent such warrants are exercised for cash.

Use of proceeds	Any proceeds we may receive will be used to meet our working capital needs and general corporate purposes.

Nasdaq Capital Market symbol	EPCT

Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

(1)	Assumes that all of the shares of common stock underlying the warrants described herein have been exercised in full. Includes 856,164 shares issuable upon exercise of warrants held by Hercules and 4,599,367 outstanding shares of common stock held by certain of the selling stockholders. Includes 1,730 shares issuable upon exercise of warrants held by Rockmore Investment Master Fund Ltd. originally issued by Maxim Pharmaceuticals Inc. prior to its merger with the Company, 1,020,208 shares of common stock underlying the warrants held by the other selling stockholders and 4,102,933 shares of common stock issued in the February 2006 private placement, 3,441,786 shares of common stock underlying the warrants held by the other selling stockholders and 6,883,565 shares of common stock issued in the December private placement.

(2)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of June 6, 2007. This number does not include, as of June 6, 2007:

•	3,944,180 shares of our common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $5.88 per share including 829,820 shares issuable upon the exercise of options granted during 2007 to certain of our directors, our named executive officers and other employees;

•	157,031 shares of restricted common stock and common stock units granted during 2007 to certain of our directors, named executive officers and other employees; and

•	4,051,335 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan and our 2005 Employee Stock Purchase Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial conditions and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Risks Relating to our Financial Condition

We have had limited operating activities, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our activities to date have been limited to organizing and staffing our operations, acquiring, developing and securing our technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. We have not yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations.

We have a history of losses, and we may not be able to generate sufficient net revenue from product sales in the foreseeable future.

We have incurred significant losses since our inception, and we expect that we will experience net losses and negative cash flow for the foreseeable future. Since our inception in 1993, we have incurred significant net losses in each year. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative costs associated with our operations. Our net loss for the fiscal years ended December 31, 2006 and 2005 was $65.5 and $7.2 million, respectively. Our net loss for the three months ended March 31, 2007 and 2006 was $7.7 and $47.6 million, respectively. As of March 31, 2007, December 31, 2006 and 2005, our accumulated deficit was $149.8, $142.2 and $67.7 million, respectively. We may never generate sufficient net revenue to achieve or sustain profitability.

We expect to continue to incur increasing expenses over the next several years as we:

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate and commercialize our product candidates;

•	implement additional internal controls and reporting systems and develop new corporate infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

We expect that we will have large fixed expenses in the future, including significant expenses for research and development and general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We will need substantial additional funding, may be unable to raise additional capital when needed and may not be able to continue as a going concern. This could force us to delay, reduce or eliminate our product development and commercialization activities.

Developing drugs, conducting clinical trials and commercializing products is time-consuming and expensive. Our future funding requirements will depend on many factors, including:

•	the progress and cost of our clinical trials and other development activities;

•	the costs and timing of obtaining regulatory approval;

•	the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patent and other intellectual property rights;

•	the cost and timing of securing manufacturing capabilities for our clinical product candidates and commercial products, if any;

•	the costs of establishing sales, marketing and distribution capabilities; and

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

We believe that our existing cash resources will be sufficient to meet our projected operating requirements into the third quarter of 2007. We will need to raise additional capital or incur indebtedness to continue to fund our operations in the future. We cannot assure you that sufficient funds will be available to us when required or on satisfactory terms. If necessary funds are not available, we may have to delay, reduce the scope of or eliminate some of our development programs, which could delay the time to market for any of our product candidates.

We may raise additional capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Our ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond our control. We cannot be certain that such additional funding will be available upon acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our then-existing stockholders may experience further dilution. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities. To the extent that we raise additional capital through collaboration and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently.

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.

Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we are a relatively small company with no approved products. The level of our revenues, if any, expenses and our results of operations at any given time could fluctuate as a result of any of the following factors:

•	research and development expenses incurred and other operating expenses;

•	results of our clinical trials;

•	our ability to obtain regulatory approval for our product candidates;

•	our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish and maintain a productive sales force;

•	demand and pricing of any products we may offer;

•	physician and patient acceptance of our products;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	the effect of competing technological and market developments;

•	litigation involving patents, licenses or other intellectual property rights; and

•	product failures or product liability lawsuits.

Until we obtain regulatory approval for any of our product candidates, we cannot begin to market or sell them. As a result, it will be difficult for us to forecast demand for our products with any degree of certainty. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, our operating expenses may continue to increase as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant quarterly losses. Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

We have experienced material weaknesses related to our internal controls and procedures, which, if repeated, could adversely impact our ability to report our consolidated financial results accurately and on a timely basis.

As a result of our inability to complete our financial statements for the quarter ended March 31, 2006 and to file our corresponding Form 10-Q on a timely basis; and the journal entry adjustments primarily related to the accounting for the Maxim merger, management determined that material weaknesses existed in our internal control over financial reporting at March 31, 2006. Our independent registered public accounting firm noted certain matters for the first quarter ended March 31, 2006 involving our internal control over financial reporting that it considered to be material weaknesses under standards established by the Public Company Accounting Oversight Board, and informed management and the audit committee of its findings. In light of the additional complexity of the financial statements resulting from the merger with Maxim and the findings of our independent registered public accounting firm for the first quarter ended March 31, 2006, management implemented certain improvements in its financial reporting close process during 2006. We cannot assure you that new material weaknesses in our internal control over financial reporting will not be discovered in the future. Any failure to remediate any reported material weaknesses in the future or implement required new or improved internal controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our consolidated financial statements. Inadequate internal controls in the future could also cause investors to lose confidence in our reported consolidated financial statements, which could result in a decline in value for our stock.

We complied with Section 404(a) of the Sarbanes-Oxley Act of 2002 as of December 31, 2006, which requires annual management assessments of the effectiveness of our internal control over financial reporting and an attestation to, and testing and assessment of, our internal control over financial reporting by our independent registered public accounting firm. We may not be able to maintain the effectiveness of our internal control over financial reporting in the future.

Our recurring losses and stockholders’ deficit have raised substantial doubt regarding our ability to continue as a going concern.

EpiCept’s recurring losses from operations and EpiCept’s stockholders’ deficit raise substantial doubt about EpiCept’s ability to continue as a going concern and as a result EpiCept’s independent registered public accounting firm included an explanatory paragraph in its report on EpiCept’s consolidated financial statements for the year ended December 31, 2006 with respect to this uncertainty. EpiCept will need to raise additional debt or equity capital to fund our product development efforts and to meet our obligations, including servicing our existing indebtedness and performing our contractual obligations under our license agreements and strategic alliances. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Clinical and Regulatory Risks

If we are unable to successfully design, conduct and complete clinical trials, we will not be able to obtain regulatory approval for product candidates, which could delay or prevent us from being able to generate revenue from product sales.

We currently have no products approved for sale, and we cannot guarantee you that we will ever have marketable products. Before our product candidates can be commercialized, we or our partners must submit an NDA to the FDA. The NDA must demonstrate that the product candidate is safe and effective in humans for its intended use. To support our NDAs, we or our partners must conduct extensive human tests, which are referred to as clinical trials. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.

We currently have several product candidates in various stages of clinical testing. All of our product candidates are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of our product candidates may not be sufficient to support FDA approval, or FDA officials could interpret the data differently than we do. The FDA may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during regulatory review.

Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

We may not obtain regulatory clearance to market our product candidates on a timely basis, or at all.

Our product candidates will be subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA, European Medicines Agency for the Evaluation of Medicinal Products, or EMEA, and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA, EMEA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. The FDA, EMEA or similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMEA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates, and we may not generate revenues from the commercial sale of any of our products.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. For example, in May 2004, we announced the results of an international Phase III clinical trial testing the combination of Ceplene plus IL-2 in patients with acute myeloid leukemia, or AML, in complete remission. The primary endpoint of the Phase III trials was achieved using intent-to-treat analysis, as patients treated with the Ceplene plus IL-2 combination therapy experienced a statistically significant increase in leukemia-free survival compared to patients in the control arm of the trial. In January 2005, we announced that based on ongoing correspondence with the FDA, as well as consultations with external advisors, it determined that an additional Phase III clinical trial would be necessary to further evaluate Ceplene plus IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval in the United States. In October 2006, we submitted a Market Authorization Application to EMEA for Ceplene, our lead oncology product candidate, administered in conjunction with interleukin-2 (IL-2), for the maintenance of first remission in patients with AML. However, we have no assurance that (i) the EMEA or similar regulatory agencies will not require an additional Phase III trial, (ii) the EMEA or similar regulatory agencies would approve regulatory filings for drug approval, or (iii) if an additional Phase III trial is required, that the results from such additional Phase III trial would confirm the results from the first Phase III trial.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we and our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications;

•	impose restrictions on operations;

•	close the facilities of manufacturers; or

•	seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Even if the FDA approves our product candidates, the approval will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. In addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain FDA approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the FDA for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;

•	delays in reaching agreement on acceptable clinical trial parameters;

•	slower than expected rates of patient recruitment and enrollment;

•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in certain of our product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

Certain of our product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical studies and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other contractors to assist us with clinical testing and certain research and development activities, such as our agreement with Myriad Genetics, Inc. (“Myriad”) related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these outside parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such contractors. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. In addition, we rely on Myriad for research and development related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Myriad or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Myriad or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Risks Relating to Commercialization

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.

Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. EpiCept has formed a strategic alliance with Endo with respect to EpiCept’s LidoPAIN BP product candidate, Myriad with respect to the MX90745 series of apoptosis-inducer anti-cancer compounds and with DURECT for our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. We may not be able to negotiate additional strategic alliances on acceptable terms, or at all.

We may rely on collaborative partners to market and sell Ceplene in international markets, if approved for sale in such markets. We have not yet entered into any collaborative arrangements with respect to marketing or selling Ceplene with the exception of agreements relating to Australia, New Zealand and Israel. We cannot assure you that we will be able to enter into any such arrangements on terms favorable to us, or at all.

If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•	the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•	the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•	the receipt of lower revenues than if we were to commercialize such products ourselves;

•	our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•	the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•	the possibility that our collaborators may experience financial difficulties;

•	business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•	the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.

If we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost effectiveness of our products relative to competing products;

•	relative convenience and ease of administration;

•	availability of reimbursement for our products from government or healthcare payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect to rely on sales and royalties generated by our current lead product candidates for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.

Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.

We do not currently operate manufacturing facilities for our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates. We currently rely on a single contract manufacturer for each product candidate to supply, store and distribute drug supplies for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could delay clinical development or regulatory approval of our product candidates and commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. To date most of our product candidates have been manufactured in only small quantities for preclinical and clinical trials. In those cases, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers, which may prove difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.

Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development.

Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our product candidates. We may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•	delays in, or failure to complete, our clinical trials;

•	withdrawal of clinical trial participants;

•	decreased demand for our product candidates;

•	injury to our reputation;

•	litigation costs;

•	substantial monetary awards against us; and

•	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing our products, product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.

We cannot be certain that the coverage limits of the insurance policies or those of our strategic partners will be adequate. We further intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.

Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. The amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any products we develop is inadequate in light of our development costs, our profitability would be reduced.

Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.

Risks Relating to the Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We are highly dependent upon our key management personnel, particularly John V. Talley, our President and Chief Executive Officer, Robert W. Cook, our Chief Financial Officer, Dr. Stephane Allard, our Chief Medical Officer, and Dr. Ben Tseng, our Chief Scientific Officer. We are also dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with EpiCept. However, either of them may decide to voluntarily terminate his employment with us. We do not maintain key-man life insurance on any of our employees.

We believe that we will need to recruit additional management and technical personnel. There is currently a shortage of, and intense competition for, skilled executives and employees with relevant scientific and technical expertise, and this shortage may continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would reduce our ability to successfully commercialize product candidates and our business.

We expect to expand our operations, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in the scope of our operations as our product candidates are commercialized. To manage our anticipated future growth, we must implement and improve our managerial, operational and financial systems, expand facilities and recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of our business strategy or disrupt our operations.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because we anticipate that our research approach will integrate many technologies, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

We will compete with Pfizer and Endo in the treatment of neuropathic pain; Purdue Pharmaceuticals, Johnson & Johnson and Endo in the treatment of post-operative pain; and Johnson & Johnson and others in the treatment of back pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases.

Our competitors may:

•	develop and market product candidates that are less expensive and more effective than our future product candidates;

•	adapt more quickly to new technologies and scientific advances;

•	commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic alliances; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, our German subsidiary, is subject to various risks associated with its international operations.

Our subsidiary, EpiCept GmbH, operates in Germany, and we face a number of risks associated with its operations, including:

•	difficulties and costs associated in complying with German laws and regulations;

•	changes in the German regulatory environment;

•	increased costs associated with operating in Germany;

•	increased costs and complexities associated with financial reporting; and

•	difficulties in maintaining international operations.

Expenses incurred by our German operations are typically denominated in euros. In addition, EpiCept GmbH has incurred indebtedness that is denominated in euros and requires that interest be paid in euros. As a result, our costs of maintaining and operating our German subsidiary, and the interest payments and costs of repaying its indebtedness, increase if the value of the U.S. dollar relative to the euro declines.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the combined organization’s intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•	we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	the organization may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO. It is possible that a third party could attempt to challenge the validity or enforceability of EpiCept’s two issued patents related to LidoPAIN SP based upon a short videotape prepared by the inventor more than one year prior to the filing of the initial patent application related to LidoPAIN SP. It is possible that a third party could attempt to challenge the validity and enforceability of these patents based on the videotape and/or its nondisclosure to the USPTO.

The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.

Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because we are utilizing existing therapeutics, we will continue to need to ensure that we can utilize these therapeutics without infringing existing patent rights. Accordingly, we have reviewed related patents known to us and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

We cannot assure you that any of our product candidates infringe the intellectual property of others. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•	an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•	if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Litigation could result in substantial costs and be a distraction to management.

Risks Relating to our Common Stock

We expect that our stock price will fluctuate significantly due to external factors.

Since January 30, 2007, our common stock trades on The Nasdaq Capital Market and on the OM Stockholm Exchange. From January 5, 2006 through January 29, 2007, our common stock traded on The Nasdaq Global Market. Prior to January 4, 2006, our common stock did not trade on an exchange. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future.

The volatility of biopharmaceutical stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	results from and any delays in our clinical trial programs;

•	announcements concerning our collaborations with Endo Pharmaceuticals Inc., Myriad Genetics, Inc. and DURECT Corporation or future strategic alliances;

•	delays in the development and commercialization of our product candidates due to inadequate allocation of resources by our strategic collaborators or otherwise;

•	market conditions in the broader stock market in general, or in the pharmaceutical and biotechnology sectors in particular;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	additions or departures of key personnel;

•	FDA or international regulatory actions affecting us or our industry;

•	our ability to maintain our listing on the The Nasdaq Capital Market;

•	issues in manufacturing our product candidates;

•	market acceptance of our product candidates;

•	third party healthcare reimbursement policies; and

•	litigation or public concern about the safety of our product candidates.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise reduce the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Our executive officers, directors and their affiliates beneficially own or control approximately 19% of the outstanding shares of our common stock as of June 15, 2007. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may cause the trading price of our common stock to decline due to investor perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on any of our classes of capital stock to date, and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the listing requirements of The Nasdaq Capital Market and the OM Stockholm Exchange. The obligations of being a public company require significant additional expenditures and place additional demands on our management as we comply with the reporting requirements of a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in our recent private placements and term loan financing as well as pursuant to our obligation to certain other selling stockholders that have contractual registration rights with us. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received gross proceeds from the sale of our shares and warrants in the private placements and term loan financing of approximately $31.6 million. Net proceeds were approximately $29.3 million after deducting all fees and expenses of the private placements and this offering, which were estimated to be approximately $2.3 million.

We may also receive proceeds from the issuance of shares of common stock upon exercise of warrants. If each of the warrants issued in connection with the private placements (other than those issued to Rodman) is exercised for cash, we estimate that we may receive up to an additional $10.5 million. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

If the warrants issued in connection with the private placements are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of each selling stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless otherwise noted, the common stock being offered by the selling stockholders was acquired from us in the private placements that were completed on February 9, 2006, August 30, 2006, and December 21, 2006. In addition, certain other selling stockholders that did not acquire common stock or warrants from us in the private placements are included in this prospectus because they have contractual registration rights. The shares of common stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were accredited investors and were acquiring our common stock and warrants exercisable for our common stock, for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling stockholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a Post-Effective Amendment to Form S-3 with respect to the resale of the common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement. Except as noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling stockholders is or was affiliated with registered broker-dealers.

Based on the information provided to us at the time of the initial filing of the registration statement of which this prospectus is a part by each selling stockholder and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling stockholder will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Number of	Number of				Number of
	Shares of	Shares of		Total		Shares of		Percentage of
	Common	Common		Number of	Total	Common		Common
	Stock	Stock		Securities	Number of	Stock		Stock
	Owned	Issuable Upon		Owned	Securities	Owned		Owned
	Prior to the	the Exercise		Prior to the	Being	After the		After the
Name of Selling Stockholder	Offering	of Warrants		Offering	Registered	Offering		Offering

Alexandra Global Master Fund Ltd.(1)	315,789	78,947	(2)	394,736	394,736	0	(3)	*(3)
c/o Alexandra Investment Management, LLC 767 Third Ave., 39th Floor New York, NY 10017

Bushido Capital Master Fund, LP(4)	98,373	24,593	(2)	122,966	122,966	0	(3)	*(3)
c/o Bushido Capital Partners, Ltd. 275 Seventh Ave., Ste. 2000 New York, NY 10001

Bristol Investment Fund, Ltd.(5)	87,719	21,930	(2)	109,649	109,649	0	(3)	*(3)
c/o Bristol Capital Advisors, LLC 10990 Wilshire Blvd., Ste. 1410 Los Angeles, CA 90024

Cranshire Capital, L.P.(6)	258,952	107,546		366,498	366,498	0	(3)	*(3)
666 Dundee Rd., Ste. 1901 Northbrook, IL 60062

	Number of	Number of				Number of
	Shares of	Shares of		Total		Shares of		Percentage of
	Common	Common		Number of	Total	Common		Common
	Stock	Stock		Securities	Number of	Stock		Stock
	Owned	Issuable Upon		Owned	Securities	Owned		Owned
	Prior to the	the Exercise		Prior to the	Being	After the		After the
Name of Selling Stockholder	Offering	of Warrants		Offering	Registered	Offering		Offering

Diamond Opportunity Fund, LLC(7)	105,263	26,316	(2)	131,579	131,579	0	(3)	*(3)
500 Skokie Blvd., Ste. 310 Northbrook, IL 60062

Domain Public Equity Partners, L.P.(8)	1,386,687	517,905		1,904,592	1,904,592	0	(3)	*(3)
One Palmer Square, Ste. 515 Princeton, NJ 08542

Efficacy Biotech Master Fund Ltd.(9)	701,755	175,439	(2)	877,194	877,194	0	(3)	*(3)
11622 El Camino Real, #100 San Diego, CA 92130

Iroquois Master Fund Ltd.(10)	87,720	21,930	(2)	109,650	109,650	0	(3)	*(3)
641 Lexington Ave., 26th Floor New York, NY 10022

AJW Partners LLC(11)	8,210	2,052	(2)	10,262	10,262	0	(3)	*(3)
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576

New Millennium Capital Partners II LLC(11)	1,053	263	(2)	1,316	1,316	0	(3)	*(3)
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576

AJW Offshore Ltd.(11)	41,263	10,316	(2)	51,579	51,579	0	(3)	*(3)
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576

AJW Qualified Partners LLC(11)	19,649	4,912	(2)	24,561	24,561	0	(3)	*(3)
1044 Northern Blvd., Ste. 302 Roslyn, NY 11576

Nite Capital, L.P.(12)	276,496	111,931		388,427	388,427	0	(3)	*(3)
100 E. Cook Ave., Ste. 201 Libertyville, IL 60048

RAQ, LLC(13)	105,263	26,316	(2)	131,579	131,579	0	(3)	*(3)
c/o Paramount BioCapital Investments, LLC 787 Seventh Ave., 48th Floor New York, NY 10019

Valesco Healthcare Partners I, LP(14)	24,211	6,053	(2)	30,264	30,264	0	(3)	*(3)
787 Seventh Ave., 48th Floor New York, NY 10019

Valesco Healthcare Partners II, LP(15)	38,947	9,737	(2)	48,684	48,684	0	(3)	*(3)
787 Seventh Ave., 48th Floor New York, NY 10019

Valesco Healthcare Overseas Fund, Ltd.(16)	42,105	10,526	(2)	52,631	52,631	0	(3)	*(3)
787 Seventh Ave., 48th Floor New York, NY 10019

ProMed Partners, L.P.(17)	142,000	40,169	(2)	182,169	177,500	4,669	(3)	*(3)
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017

ProMed Partners II, L.P.(18)	6,256	1,564	(2)	7,820	7,820	0	(3)	*(3)
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017

	Number of	Number of				Number of
	Shares of	Shares of		Total		Shares of		Percentage of
	Common	Common		Number of	Total	Common		Common
	Stock	Stock		Securities	Number of	Stock		Stock
	Owned	Issuable Upon		Owned	Securities	Owned		Owned
	Prior to the	the Exercise		Prior to the	Being	After the		After the
Name of Selling Stockholder	Offering	of Warrants		Offering	Registered	Offering		Offering

ProMed Offshore Fund, Ltd.(18)	24,176	6,837	(2)	31,013	30,220	793	(3)	*(3)
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017

ProMed Offshore Fund II, Ltd.(18)	634,592	158,648	(2)	793,240	793,240	0	(3)	*(3)
c/o ProMed Management Inc. 237 Park Ave., 9th Floor New York, NY 10017

RA Capital Biotech Fund, LP(19)	701,755	175,439	(2)	877,194	877,194	0	(3)	*(3)
c/o Bear Stearns Securities Corp. Attn: Cashiers One Metrotech Ctr. North, 4th Floor Brooklyn, NY 11201

Sanders Opportunity Fund, L.P.(20)	5,263	N/A		5,263	5,263	0	(3)	*(3)
600 Travis, Suite 3100 Houston, TX 77002

Sanders Opportunity Fund (Institutional), L.P.(21)	16,833	N/A		16,833	16,833	0	(3)	*(3)
600 Travis, Suite 3100 Houston, TX 77002

Hercules Technology Growth , Inc.	0	856,164	(22)	0	856,164	0		0(3)
525 University Ave., Suite 700
Palo Alto, CA 94301

Merlin General Partner II Limited(23)	2,461,928	N/A		2,461,928	2,461,928	0		0(3)

Catella Healthcare AB	684,932	342,466	(24)	1,027,398	1,027,398	0		0(3)

Cornell Capital Partners, LP	2,397,260	1,198,630	(24)	3,595,890	3,595,890	0		0(3)
By Yorkville Advisors, LP, its General Partners(26)

Crestview Capital Master, LLC(27)	1,027,400	513,700	(24)	1,541,100	1,541,100	0		0(3)

Hudson Bay Overseas Fund LTD(28)	89,041	44,521	(24)	133,562	133,562	0		0(3)

Hudson Bay Fund LP(29)	82,192	41,096	(24)	123,288	123,288	0		0(3)

Oppenheim Pramerica Asset Management S.a.r.l.	410,959	205,480	(24)	616,439	616,439	0		0(3)
Acting on behalf of FCP OP MEDICAL
BioHe@lth-Trends(30)

Smithfield Fiduciary LLC(31)	171,232	85,616	(24)	256,848	256,848	0		0(3)

Otago Partners, LLC(32)	68,493	34,247	(24)	102,740	102,740	0		0(3)

Peter Derendinger(33)	2,971,508	428,083	(24)	3,399,591	3,399,591	0		0(3)

Rockmore Investment Master Fund Ltd(34)	68,493	35,977	(25)	104,470	104,470	0		0(3)

Private Equity Direct Finance(33)	2,971,508	428,083	(24)	3,399,591	3,399,591	0		0(3)

*  Represents less than 1%.

(1)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment advisor to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Master Fund”). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”)

are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(2)	The warrants represented are exerciseable at $4.00 per share of our common stock.

(3)	Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 32,407,118 shares of our common stock outstanding as of June 6, 2007, together with securities exerciseable for, or convertible into, shares of common stock within 60 days of June 6, 2007.

(4)	Bushido Capital Partners, Ltd., a Cayman Islands company, is the general partner of Bushido Capital Master Fund, LP with the voting, dispositive and investment control over the securities held by Bushido Capital Master Fund, LP. As such, Bushido Capital Partners, Ltd. may be deemed to be the beneficial owner of the shares of common stock held by Bushido Capital Master Fund, LP. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd., possessing the power to act on its behalf. Bushido Capital Partners, Ltd. and Mr. Rossman each disclaim beneficial ownership of the shares of common stock held by Bushido Capital Master Fund, LP.

(5)	Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting, dispositive and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(6)	Represents 87,720 February Shares, 21,930 shares of common stock issuable upon the exercise of the February Warrants at $4.00 per share, 171,232 December Shares and 85,616 shares of common stock issuable upon the exercise of the December Warrants at $1.47 per share. Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, LP, has sole voting, dispositive and investment control over the securities held by this selling stockholder. Mr. Kopin and Downsview Capital, Inc. each disclaim beneficial ownership of the shares held by Cranshire Capital, L.P.

(7)	David Hokin, Rob Rubin and Richard Marks, in their capacities as Manager and Managing Directors, respectively, share voting, dispositive and investment power over the securities held by this selling stockholder. Each of Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of the shares held by this selling stockholder.

(8)	Represents 701,755 February Shares, 175,439 shares of common stock issuable upon exercise of the February Warrants at $4.00 per share, 684,932 December Shares and 342,466 shares of common stock issuable upon exercise of the December Warrants at $1.47 per share. Nicole Vitullo and Domain Associates, LLC are the managing members of Domain Public Equity Associates, LLC, the sole general partner of Domain Public Equity Partners, L.P. James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More and Nicole Vitullo are the managing members of Domain Associates, LLC and share voting, dispositive and investment control over the securities held by Domain Public Equity Partners, L.P. and each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(9)	Mark Lappe has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder.

(10)	Joshua Silverman has sole voting, dispositive and investment control over all the securities held by this selling stockholder. Mr. Silverman disclaims beneficial ownership of such securities.

(11)	The selling stockholders are affiliates of each other because they are under common control. AJW Partners LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by AJW Partners LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, has voting, dispositive and investment control over the shares owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting, dispositive and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(12)	Represents 105,263 February Shares, 26,314 shares of common stock issuable upon exercise of the February Warrants at $4.00 per share, 171,233 December Shares and 85,617 shares of common stock issuable upon exercise of the December Warrants at $1.47 per share. Keith Goodman, Manager of Nite Capital, LLC, the General Partner of Nite Capital, L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Goodman disclaims beneficial ownership of such securities.

(13)	Lindsay A. Rosenwald is the managing member of this selling stockholder, and may be deemed a control person, with voting, dispositive and investment control, of the securities owned by such entity. Dr. Rosenwald is also Chairman, Chief Executive Officer and the sole shareholder of Paramount BioCapital, Inc., a registered broker-dealer. Paramount BioCapital, Inc. was not involved in the purchase of the shares of the common stock or warrants, and will not be involved in the sale of the shares being registered on this registration statement.

(14)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Healthcare Partners I, LP, has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(15)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Healthcare Partners II, LP, has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(16)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. Keith Maher, Portfolio Manager for Valesco Healthcare GP, LLC, the General Partner of Valesco Capital Management, LP, which is the investment manager of Valesco Healthcare Overseas Fund, Ltd., has dispositive and voting power over the securities beneficially owned by the selling stockholder.

(17)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. ProMed Partners, L.P. is an affiliate of Musket Research Associates, Inc., a registered broker-dealer. Barry Kurokawa and David B. Musket have dispositive and voting power over the securities beneficially owned by the selling stockholder. Includes 4,669 warrants to purchase our common stock held by ProMed Partners, L.P. These warrants were originally issued by Maxim to ProMed Partners, L.P. (the “ProMed Warrants”) prior to Maxim’s merger with the Company. Subsequent to the merger, the ProMed Warrants became exercisable for our common stock in accordance with the terms of the original ProMed Warrants. The ProMed Warrants have an exercise price of $37.75 and will expire on March 23, 2009. The ProMed Warrants are not covered for resale by this prospectus or the registration statement of which this prospectus forms a part.

(18)	The selling stockholder has advised us that certain of its affiliates are NASD registered broker-dealers. The selling stockholder has advised us that it has purchased the securities covered by the registration statement in the ordinary course of its business. The selling stockholder has also advised us that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, Ltd are affiliates of Musket Research Associates, Inc., a registered broker-dealer. Barry Kurokawa and David B. Musket have voting, dispositive and investment power over the securities beneficially owned by each selling stockholder. Each of Messrs. Kurokawa and Musket disclaim beneficial ownership of such shares of our common stock except to the extent of their partnership interests in these funds. The information for ProMed Offshore Fund II, Ltd. also includes an additional 793 warrants to purchase our common stock held by ProMed Offshore Fund II, Ltd. These warrants were originally issued by Maxim to ProMed Offshore Fund, Ltd. (the “ProMed Offshore Warrants”) prior to Maxim’s merger with the Company. Subsequent to the merger, the ProMed Offshore Warrants became exercisable for our common stock in accordance with the terms of the original ProMed Offshore Warrants. The ProMed Offshore Warrants have an exercise price of $37.75 and will expire on March 23, 2009. The ProMed Offshore Warrants are not covered for resale by this prospectus or the registration statement of which this prospectus forms a part.

(19)	Richard Aldrich and Peter Kolchinsky, both Managing Directors of RA Capital Management, LLC, the General Partner of RA Capital Biotech Fund, LP, have voting, dispositive and investment control over the securities beneficially owned by this selling stockholder.

(20)	Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund, L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker-dealer and a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P. The securities beneficially owned by this selling stockholder were not acquired from us in the February 9, 2006 private placement. Rather, the selling stockholder is included in this prospectus because it has contractual registration rights.

(21)	Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund (Institutional), L.P., has sole voting, dispositive and investment control over the securities beneficially owned by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker-dealer and a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P. The securities beneficially owned by this selling stockholder were not acquired from us in the February 9, 2006 private placement. Rather, the selling stockholder is included in this prospectus because it has contractual registration rights.

(22)	Unless otherwise indicated, the warrants represented are exercisable at $1.46 per share of our common stock.

(23)	Includes shares of common stock beneficially owned by Merlin L.P. and Merlin GbR and held by Merlin and shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days held by Mr. Mark Docherty, one of our former directors, who is a director of Merlin, which is investment advisor to the general partner of each of Merlin L.P. and Merlin GbR.

(24)	The warrants represented are exercisable at $1.47 per share of our common stock.

(25)	Includes 34,247 shares of common stock issuable upon the exercise of the December Warrants at $1.47 per share. Also includes 1,730 shares of common stock issuable upon the exercise of the December Warrants.

(26)	Mark Angelo has investment discretion over securities held by Cornell Capital Partners, LP.

(27)	Crestview Capital Master, LLC (“Crestview”) is a limited liability company whose sole manager is Crestview Capital Partners, LLC. Mr. Stewart R. Flink and Mr. Daniel Warsh, as managers of Crestview Capital Partners, have voting and/or investment control over the common stock being registered for the account of Crestview Capital Master, LLC. Messrs. Flink and Warsh disclaim beneficial ownership of such shares. Stewart Flink, a manager of Crestview Capital Partners, is the controlling shareholder of Dillon Capital, Inc., a broker-dealer, registered under the NASD. All securities to be resold were acquired in the ordinary course of business. At the time of acquisition, Crestview had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(28)	Yoav Roth and John Doscas share voting and investing power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund, Ltd. This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act of 1933.

(29)	Yoav Roth and John Doscas share voting and investing power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund, LP. This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act of 1933.

(30)	Oppenheim Pramerica Asset Management S.a.r.l. is an affiliate of Prudential Equity Group, LLC, which does not engage a securities or kindred business. Oppenheim Pramerica Asset Management S.a.r.l. is 50% owned by PGLH of Delaware, Inc. which is owned by Prudential International Investments Corp., USA, which is in turn owned by Prudential Financial, USA, also a parent company of Prudential Equity Group, LLC.

(31)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(32)	Lindsay A. Rosenwald, M.D., is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC.

(33)	Includes 2,115,343 shares of common stock previously held by Private Equity Direct Finance and registered initially on Reg. Statement No. 333-139027, 684,932 shares of common stock purchased pursuant to the December Purchase Agreement and registered initially on Reg. Statement No. 333-140464 and 171,233 shares of common stock held by Mr. Peter Derendinger who is principal of ALPHA Associates (Cayman), L.P., the investment manager of Private Equity Direct Finance. Also includes 342,466 shares of common stock issuable upon the exercise of December Warrants held by Private Equity Direct Finance and 85,617 shares of common stock issuable upon the exercise of December Warrants held by Mr. Derendinger. Mr. Derendinger disclaims beneficial ownership of the securities held by Private Direct Equity Finance and Private Equity Direct Finance disclaims beneficial ownership of the securities held by Mr. Derendinger.

(34)	Includes 1,730 warrants exercisable at $37.75 per share of our common stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of February 2, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right of maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the issuance of shares of the Common Stock offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements and to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements), and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Definitive Proxy Statement on Schedule 14A dated March 2, 2007, relating to our special meeting of stockholders held on April 6, 2007;

•	Definitive Proxy Statement on Schedule 14A dated April 23, 2007, relating to our annual meeting of stockholders held on May 23, 2007;

•	Current Report on Form 8-K filed February 5, 2007;

•	Current Report on Form 8-K filed April 9, 2007;

•	Current Report on Form 8-K filed April 10, 2007;

•	Amended Current Report on Form 8-K filed April 11, 2007;

•	Current Report on Form 8-K filed May 30, 2007.

Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

20,905,753
Shares of Common Stock

PROSPECTUS

June 28, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$4,212.76
Printer expenses	$12,500.00
Legal fees and expenses	$190,000.00
Accounting fees and expenses	$155,000.00

Total	$361,712.76

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article 6, Section 1, of EpiCept’s Amended and Restated Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

EpiCept intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.

ITEM 16.	EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

**2	.1	Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K dated September 6, 2005).

**4	.1	Securities Purchase Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2006 (File No. 000-51290) (the “Form 8-K”)).

**4	.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to the Form 8-K).

**4	.3	Registration Rights Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K).

**4	.4	Securities Purchase Agreement, dated as of August 30, 2006, among EpiCept Corporation and Hercules Technology Growth Capital, Inc., therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**4	.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**4	.6	Securities Purchase Agreement, dated as of December 21, 2006, among EpiCept Corporation and the several purchasers named therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on December 27, 2006).
**4	.7	Registration Rights Agreement dated as of December 21, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, as filed with the SEC on December 27, 2006).
**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.

*23	.1	Consent of Deloitte & Touche LLP.

**23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

**24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	Previously filed.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1993 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Security Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EpiCept Corporation has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on June 28, 2007.

EPICEPT CORPORATION

By:	/s/ John V. Talley

John V. Talley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2007.

Signature	Title

/s/ John V. Talley John V. Talley	Director, President and Chief Executive Officer (Principal Executive Officer)

* Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)

* Robert G. Savage	Director

* Gert Caspritz	Director

* Guy C. Jackson	Director

* John Bedard	Director

* Wayne Yetter	Director

* Gerhard Waldheim	Director

/s/ John V. Talley John V. Talley Attorney-in-Fact

EXHIBIT INDEX

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

**2	.1	Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K dated September 6, 2005).

**4	.1	Securities Purchase Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2006 (File No. 000-51290) (the “Form 8-K”)).

**4	.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to the Form 8-K).

**4	.3	Registration Rights Agreement, dated as of February 7, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K).

**4	.4	Securities Purchase Agreement, dated as of August 30, 2006, among EpiCept Corporation and Hercules Technology Growth Capital, Inc., therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).
**4	.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on September 5, 2006).

**4	.6	Securities Purchase Agreement, dated as of December 21, 2006, among EpiCept Corporation and the several purchasers named therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, as filed with the SEC on December 27, 2006).
**4	.7	Registration Rights Agreement dated as of December 21, 2006, among EpiCept Corporation and the several Purchasers named therein (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, as filed with the SEC on December 27, 2006).
**5	.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Common Stock being registered.

*23	.1	Consent of Deloitte & Touche LLP.

**23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

**24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).

*	Filed herewith.

**	Previously filed.